General Steel Holdings, Inc. To Trade under the Ticker GSI on NYSE Arca Effective March 6, 2008

BEIJING, China, February 22, 2008 / Xinhua-PRNewswire/—General Steel Holdings, Inc. (“General Steel”), (the “Company”), (AMEX: GSI), one of China's leading non-state owned steel products producer; announced today that it has notified the American Stock Exchange (the "AMEX") that it intends to voluntarily delist its common stock from the AMEX and that the Company has received final approval to list its common stock on the NYSE Arca.

General Steel anticipates that shares of its common stock will begin trading on the NYSE Arca on March 6, 2008 and will continue to trade under the ticker “GSI”.

"Moving to the NYSE Arca is a timely landmark for our company," said Henry Yu, Chairman and CEO of General Steel. "We expect that trading on the NYSE Arca will elevate our company's standing within the international business community, as well as our visibility among the investment community at large," Yu added.

"We look forward to General Steel joining their growing base of listed companies," said John Chen, CFO of General Steel. "By choosing to list on the NYSE Arca, one of the world's most liquid equities market, General Steel and the company's shareholders will benefit from their global reach and brand leadership," added Chen.

For the first nine months of 2007, General Steel’s revenues increased over 420% to $504.2 million. Gross Profit increased 692% to $35.7 million with Gross Margins of 7.1% vs. 4.7% for the year ago period. Net Income was $10.4 million vs. $.52 million with EPS of $.33 vs. $.02. The Company plans to provide fourth quarter and full year 2007 financial results in March 2008, further details which will be forthcoming.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 3 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including reinforced bar (rebar), hot-rolled carbon and silicon sheet and spiral-weld pipe. The Company has steel operations in Shaanxi province (central China), Inner Mongolia autonomous region (northwest China) and Tianjin municipality (northeast China).

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements which will be made are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For more information, please contact:

Ross Warner, General Steel Holdings, Inc.
Tel: +86-10-5879-7346 (Beijing)
Email: ross@gshi-steel.com or
Skype: ross.warner.generalsteel

Investor Relations:
Ted Haberfield, HC International, Inc.
Tel +1-760-755-2716
Email:thaberfield@hcinternational.net
web: hcinternational.net